EXHIBIT 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Resource NewCo LLC, a Delaware limited liability company having its principal place of business at 1845 Walnut Street, Philadelphia, PA 19103 (“Advisor Holdings” or the “Company”) and Thomas C. Elliott (“Executive”). This Agreement is ancillary to the Contribution and Exchange Agreement, by and among Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Buyer”), the Contributed Holding Companies, C-III Capital Partners LLC, a Delaware limited liability company (“PM Contributor”), Resource Real Estate, LLC, a Delaware limited liability company (“Advisor Contributor”, and each of Advisor Contributor and PM Contributor also being referred to herein as a “Contributor” and collectively, the “Contributors”) and Resource America, Inc., a Delaware corporation (“Resource America”, and each of Resource America and the Contributors also being referred to herein as a “Contributor Party” and collectively, the “Contributor Parties”) (the “Contribution Agreement”), and is effective as of, and contingent upon, (1) the closing of the transactions contemplated by the Contribution Agreement and (2) Executive’s execution of the Acknowledgment and Agreement of Termination (upon the occurrence of (1) and (2) collectively, the “Effective Time”). Capitalized terms not defined herein have the meaning set forth in the Contribution Agreement.

BACKGROUND

WHEREAS, as of immediately prior to the Effective Time, Executive was employed by a Contributor Party or an Affiliate of a Contributor Party pursuant to that certain employment agreement dated May 22, 2016, as amended by agreement dated December 12, 2018 (the “Prior Agreement” and together with any and all agreements relating to Executive’s employment, separation and/or termination of Executive’s employment with any Contributor Party or any Affiliate of a Contributor Party including, without limitation, employment agreements, letter agreements, and bonus, commission, and compensation agreements and/or arrangements, each as amended from time to time, collectively, the “Prior Agreements”);

WHEREAS, in order to induce the parties to the Contribution Agreement to consummate the transactions contemplated thereunder, Executive is willing to enter into this Agreement with the Company and waive any and all rights pursuant to the Prior Agreements;

WHEREAS, the parties would not have entered into the Contribution Agreement without Executive’s agreement to enter into this Agreement with the Company; and

WHEREAS, Executive acknowledges and agrees that Executive will receive substantial consideration or other benefits as a result of entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the transactions contemplated in the Contribution Agreement, and the premises, agreements, and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, the Company and Executive, hereby acknowledge and agree as follows:

1. Employment. During the term of this Agreement, Executive shall be employed as Executive Vice President and Chief Financial Officer of the Company.

2. Duties; Exclusivity.

(a) Executive shall report to, and accept direction from, the Chief Executive Officer of the Company and from the Board of Directors of the Company (the “Board”). Executive shall serve the Company diligently, competently and to the best of Executive’s abilities. Executive will have such duties, functions, responsibilities and authority as are customarily associated with the position in which Executive serves, and shall also render such services as may reasonably be required of Executive to accomplish the business purposes of the Company, and such duties as may be assigned to Executive from time to time and which are appropriate for Executive’s position at the Company.

(b) Executive shall devote substantially all of Executive’s business time and attention to the business of the Company and its affiliates, and shall not undertake any other duties which conflict with these responsibilities. Executive represents and warrants that Executive is under no fiduciary, contractual or other legal obligation to another company, venture, business or employer that would prevent Executive from being employed by the Company as set forth herein. This provision shall not be construed to prevent Executive from engaging in community, charitable, or educational activities, or managing Executive’s personal investments, provided that such activities do not materially conflict or interfere with Executive’s performance of Executive’s duties and responsibilities under this Agreement.

3. Term. The term of Executive’s employment under this Agreement shall be the period commencing at the Effective Time and ending on December 31, 2023, unless terminated earlier pursuant to Section 6 (such period, the “Initial Term”); provided that, on December 31, 2023 and each one (1)-year anniversary thereafter (such date and each one (1)-year anniversary thereof, a “Renewal Date”), the Agreement shall be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party provides written notice of such party’s intention not to extend the term of the Agreement at least sixty (60) days prior to the applicable Renewal Date. The Initial Term and any renewal of such term are referred to herein as the “Term,” as applicable. Executive’s employment with the Company shall be on an “at-will” basis, nothing in this Agreement shall alter Executive’s at-will status with the Company, and either party may terminate this Agreement subject to the terms and conditions set forth herein.

4. Compensation.

(a) Base Compensation. During the Term, the Company shall pay to Executive an annual base compensation (“Base Compensation”) in the gross amount of Five Hundred Thousand Dollars ($500,000), minus applicable withholdings. The Base Compensation will be payable in accordance with the general payroll practices by which the Company pays its executive officers, and the historical practice of the Company’s compensation of Executive. It is understood that the Company, through the compensation committee of the Board (the “Committee”), will review Executive’s performance on an annual basis and may increase (but not decrease) such Base Compensation, based upon Executive’s performance.

(b) Annual Cash Incentive Compensation. During the Term, Executive may receive incentive compensation in the form of annual cash bonus payments based upon specified corporate and individual performance as determined by the Board or the Committee. The amount of the annual cash bonus payable to Executive will be determined at the discretion of the Board or the Committee; provided, such annual cash bonus for 2020 shall not be less than $750,000. In establishing the performance criteria for each fiscal year, the Board or Committee shall set forth a maximum, target, and threshold annual bonus amount, in each case, expressed as a percentage of Executive’s Base Compensation at the rate in effect at the beginning of the relevant fiscal year. For each fiscal year beginning after 2020 during the Term, if applicable performance goals are not attained at least at the threshold performance level, no annual bonus shall be payable. Payouts for in-between performance criteria will be calculated using straight-line interpolation. Except as otherwise set forth herein, the payment of annual incentive compensation amounts under this Section 4(b) is subject to Executive’s continued employment with the Company through the applicable payment date in the following fiscal year which shall not be later than March 15 of the following fiscal year.

(c) Initial Equity Grant. Executive will receive an initial equity grant with a fair market value of $1,550,000 to be awarded in the form of restricted shares of Resource Real Estate Opportunity REIT, Inc. (“REIT I”). Subject to Executive’s continued employment with the Company from the Effective Time through the consummation of the following events and the Board’s determination of a successful integration and completion of such events, the restricted shares will vest as follows: (1) forty percent (40%) upon the consummation of the contemplated merger of REIT I with and into a subsidiary of Resource Real Estate Opportunity REIT II, Inc. (“REIT II”, and such merger, the “REIT I/REIT II Merger”) and (2) sixty percent (60%) upon a Liquidity Event of REIT II subsequent to the consummation of the REIT I/REIT II Merger. For purposes of this Section 4(c), a “Liquidity Event” of REIT II shall mean any of the following: (i) a listing of the common stock of REIT II on a national securities exchange, (ii) a sale, merger or other transaction in which the stockholders of REIT II either receive, or have the option to receive, cash, securities redeemable for cash, and/or securities of a publicly traded company, or (iii) the sale of all or substantially all of REIT II’s assets where stockholders of REIT II either receive, or have the option to receive, cash or the securities of a publicly traded company.

(d) Annual Equity Incentive Compensation. In addition to the equity grant provided in Section 4(c), with respect to each calendar year during the Term beginning after calendar year 2020, Executive shall be eligible to receive an annual long-term equity incentive award. For the equity incentive award granted in the 2021 calendar year, such award shall be granted prior to March 15, 2021 and shall be based on the target award recommended by FPL Advisory in its proposed executive compensation program summary dated August 10, 2020. For the equity incentive award granted in 2021, seventy percent (70%) of each such award shall vest in substantially equal installments over a period of three (3) years based solely on the passage of time and the remaining thirty percent (30%) shall vest based on performance criteria established in the sole discretion of the Board or the Committee. Except as otherwise provided herein, eligibility for, and the terms and vesting conditions applicable to, each such annual grant, if any, shall be determined by the Board or the Committee in its sole discretion.

5. Benefits.

Executive shall be entitled to receive the following benefits from the Company independent of any other benefits which Executive may receive from the Company or otherwise:

(a) Participation in Plans. Executive shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of the Company and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Executive is eligible under the terms of such plans or programs. The Company shall maintain group life insurance coverage for Executive in an amount at least equal to two (2) times Executive’s Base Compensation as in effect from time to time.

(b) Disability. Executive shall be eligible for any short and long term disability and any life insurance plans or programs that are available to other similarly situated executives of the Company in each case to the extent Executive is eligible under the terms of such plans or programs.

(c) Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the performance of Executive’s duties, including without limitation expenses incurred during business-related travel. Executive shall present to the Company, from time to time, an itemized account of such expenses in such form as may be required by the Company.

(d) Personal Time Off. Executive shall be entitled to a number of days of personal time off work during each calendar year which shall be no less than the amount set forth in the Company’s company policies. This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by the Company.

(e) Withholdings and Taxes. All compensation payable to Executive is subject to withholding for all applicable federal, state and local income taxes, and all applicable employment, occupational, Social Security and other similar taxes, and any other amounts as required by law.

(f) Clawback. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company, whether or not pursuant to any such law, government regulation or stock exchange listing requirement).

(g) Location. Executive’s principal place of employment shall be the offices of the Company located in Philadelphia, Pennsylvania.

6. Termination and Definitions.

Anything herein contained to the contrary notwithstanding, Executive’s employment and the Term hereunder shall terminate as follows:

(a) Death. Executive’s employment and the Term shall terminate automatically upon the death of Executive.

(b) Termination by the Company, for Cause. The Company may terminate this Agreement and the Term for Cause. “Cause” shall encompass the following: (1) Executive has committed any act of fraud; (2) illegal conduct or gross misconduct by Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company or any of its affiliates; (3) Executive is convicted of, or pleads nolo contendere to, a felony; (4) the continued failure of Executive substantially to perform Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Company delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties; or (5) Executive has failed to follow reasonable written directions of the Company which are consistent with Executive’s duties hereunder and not in violation of applicable law, provided that no termination shall occur pursuant to subsections (4) or (5) above unless the Company first gives Executive written notice of its intention to terminate and of the Cause for termination and Executive has not, within ten (10) business days after written notice, cured such Cause.

(c) Termination by the Company without Cause. The Company may terminate this Agreement and the Term without Cause upon sixty (60) days’ prior written notice to Executive.

(d) Disability. The Company may terminate this Agreement and the Term if Executive becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith and in writing, that Executive, by reason of such physical or mental disability, is rendered unable to perform Executive’s duties and services hereunder, with or without a reasonable accommodation (a “Disability”). A termination of Executive’s employment by the Company for Disability shall be communicated to Executive by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”), unless Executive returns to full-time and satisfactory performance of Executive’s duties, as determined in the Company’s sole and absolute discretion, before the Disability Effective Date. Executive agrees to comply with any reasonable request(s) from the Company necessary to determine whether Executive can satisfactorily perform Executive’s duties and services, on a full-time basis.

(e) Termination by Executive for Good Reason. Executive may terminate Executive’s employment and the Term for Good Reason (as defined below) upon thirty (30) days’ prior written notice to the Company, which notice shall set forth the grounds for such termination and the specific provision(s) of this Agreement on which Executive relies. The notice must be provided within two (2) months after the event giving rise to the termination for Good Reason occurs. The Company shall have a period of thirty (30) days during which it may cure any condition reasonably susceptible of cure. If the Company does not correct the grounds for termination during the thirty (30) day period following the notice of termination, Executive’s termination of employment for Good Reason must become effective within thirty (30) days after the end of the cure period, in order for such termination to be treated as a termination for Good Reason under this Agreement. For purposes of this paragraph (e) “Good Reason” shall mean: (1) any action by the Company that results in a material diminution in Executive’s position, authority, duties, or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from Executive; (2) any purported termination of Executive’s employment by the Company for a reason or in a manner not expressly permitted by this Agreement; (3) any failure by the Company to comply with Section 12(c) of this Agreement; (4) Executive’s required permanent relocation to a worksite location that is more than 35 miles from the location set forth in Section 5(g); or (5) any other breach of this Agreement by the Company that is not remedied by the Company promptly after receipt of notice thereof from Executive. For the avoidance of doubt, Executive acknowledges and agrees the consummation of the transactions contemplated by the Contribution Agreement and the execution and entering into of this Agreement shall not result in, cause, or otherwise constitute an event of Good Reason hereunder, and that Executive hereby waives any right that Executive could have claimed to resign for Good Reason as a result of such events.

(f) Termination by the Company Due to Expiration of the Term. In the event that the Company gives written notice of its intention not to renew this Agreement in accordance with Section 3, then the Term and Executive’s employment with the Company will terminate automatically upon the expiration of the Term and such termination shall be considered an involuntary termination by the Company under Section 6(c) above for purposes of this Agreement (except for purposes of Sections 8, 9 and 10 of this Agreement).

(g) Termination by Executive Without Good Reason. Executive may terminate this Agreement and the Term for any reason other than those set forth in Section 6(e) (other than by such Executive’s death or Disability) upon sixty (60) days’ prior written notice to the Company.

(h) For purposes of Sections 6 and 7, the following additional definitions shall apply:

(1) “Change in Control” means the occurrence of any of the following:

(i) The acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii) The individuals who, as of the Effective Time, are members of the Board (the “Incumbent Board”), cease for any reason during any twelve (12) month period to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board;

(iii) The closing of a reorganization, merger, consolidation or similar form of corporate transaction (each, a “Business Combination”) involving the Company if (A) the stockholders of the Company, immediately before such Business Combination, do not, as a result of such Business Combination, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Business Combination or (B) immediately following the Business Combination, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such Business Combination (or, if the entity resulting from such Business Combination is then a subsidiary, the ultimate parent thereof);

(iv) The sale or other disposition of all or substantially all of the assets of the Company; or

(v) The consummation of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition. Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a “change in control event” within the meaning of section 409A of the Code; provided, however, that in no event shall the consummation of the REIT I/REIT II Merger (or any transaction or series of transactions of a similar intent consummated within the one (1) year period following the Effective Time) result in a Change in Control for purposes of this Agreement.

(2) “Date of Termination” means the date of Executive’s death, the Disability Effective Date, the date on which the termination of Executive’s employment by the Company for Cause or without Cause or by Executive for Good Reason is effective, or the applicable date on which Executive’s notice of termination of employment without Good Reason is effective, as the case may be. The Date of Termination shall be the last day of the Term.

7. Effect of Termination. Executive’s employment is at-will but the benefits, if any, Executive receives upon termination are dependent on the reason for termination and are described below in this Section 7.

(a) Death. If Executive’s employment is terminated by reason of Executive’s death during the Term, a death benefit shall be paid to Executive’s designated beneficiaries (or, if there is no such beneficiary, to Executive’s estate or legal representative), in an amount equal to the sum of the following amounts: (1) any portion of Executive’s Base Compensation through the Date of Termination that has been earned but not yet been paid, (2) all benefits and reimbursements due through the Date of Termination, (3) any accrued but unpaid vacation pay through the Date of Termination (items (1),(2), and (3), collectively, the “Accrued Amounts”), (4) any unpaid annual cash bonus under Section 4(b) for the preceding fiscal year, and (5) a pro-rated annual cash bonus under Section 4(b) for the period of Executive’s employment during the fiscal year that includes the Date of Termination and through the Date of Termination, assuming target performance (items (1), (2), (3), (4) and (5), collectively, the “Termination Benefits”). In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Executive hereunder shall terminate and Executive’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant. The Termination Benefits shall be paid in a single lump sum within thirty (30) days following the Date of Termination, or at such other time prescribed by any applicable plan.

(b) Disability. Upon the termination of Executive’s employment pursuant to Section 6(d) hereof due to Executive’s Disability, Executive shall be paid the Termination Benefits, payable in such time and manner as provided in Section 7(a).

(c) By the Company for Cause; By Executive Upon Expiration of Term; By Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause during the Term, the Company shall pay Executive the Accrued Amounts. If Executive voluntarily terminates employment during the Term, other than for Good Reason, or if Executive elects, effective as of any Renewal Date, not to continue the Term, the Company shall pay Executive the Accrued Amounts. In the event of termination under this Section 7(c), no other compensation or benefits shall be payable to Executive except as otherwise required under the terms of the Company’s employee benefits plans and programs or applicable law. The Accrued Amounts payable under this Section 7(c) shall be paid in a single lump sum within thirty (30) days following the Date of Termination, or at such other time prescribed by any applicable plan.

(d) By the Company Other than for Cause, Death or Disability; By Executive for Good Reason; or By the Company due to Expiration of the Term. If the Company terminates Executive’s employment, other than for Cause, Death or Disability, during the Term, if Executive terminates employment for Good Reason during the Term, or if the Company terminates Executive’s employment due to expiration of the Term as provided in Section 6(f), then (1) Executive shall be paid the Accrued Benefits, payable in such time and manner as provided in Section 7(a), and any Termination Benefits that are not Accrued Benefits shall be paid as described in Section 7(f) below, (2) any unvested equity incentive awards granted pursuant to Section 4(d) that vest solely based on the passage of time shall immediately vest, and (3) a pro-rated portion of any performance-based equity incentive awards granted pursuant to Section 4(d) shall remain outstanding and eligible to vest based on actual performance through the last day of the performance period, based on the number of days during the performance period that Executive was employed. In addition, the Company shall provide to Executive the benefits described below. All severance payments payable as provided in Section 7(d)(1) shall be paid as described in Section 7(f).

(1) Severance Payment. In lieu of any further compensation payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive an amount equal to 1.5 times (but 2.0 times if Executive terminates employment for Good Reason during the Term) the sum of (A) the Base Compensation as of the Date of Termination and (B) the Average Bonus

Amount. The term “Average Bonus Amount” means Executive’s average annual bonus based on the amount of bonus, if any, deemed to be earned for the three (3) most recent fiscal years completed prior to the Date of Termination, provided that, if Executive was not eligible to earn an annual bonus for at least three (3) completed fiscal years prior to the Date of Termination, then the Average Bonus shall be (x) if Executive was eligible to earn a bonus for two (2) fiscal years completed prior to the Date of Termination, the amount of such average annual bonus deemed to have been earned, if any, for the prior two (2) fiscal years; (y) if Executive was eligible to earn a bonus for only one (1) fiscal year completed prior to the Date of Termination, the amount of such bonus, if any, deemed to have been earned for such fiscal year; and (c) if Executive has not been employed long enough to be eligible to earn an annual bonus, then the amount of Executive’s target annual bonus for the fiscal year in which the Date of Termination occurs. In the event a qualifying termination occurs following the completion of a fiscal year but prior to the date the amount of the bonus is determined by the Committee with respect to such fiscal year, the amount of such bonus shall not be used in determining the Average Bonus.

(2) Benefits.

(A) During a period of eighteen (18) months following Executive’s Date of Termination (the “Separation Period”), Executive may elect continued health coverage under the Company’s health plan in which Executive participated at the Date of Termination, as in effect from time to time, provided that Executive shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the premium (the “COBRA Premium”) determined for purposes of continued coverage under section 4980B(f)(4) of the Code in effect from time to time.

(B) The Company shall pay Executive an amount equal to the COBRA Premium cost of continued health coverage under the Company’s health plan for the Separation Period, less the premium charge that is paid by the Company employees for such coverage, as in effect on Executive’s Date of Termination. The cash payments under this subsection (B) shall be paid to Executive on the first day of the month immediately following the month in which Executive timely remits premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the end of the Separation Period; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Executive’s employment by the Company other than for Cause, for the actions of the Company leading to a termination of Executive’s employment by Executive for Good Reason, or for a termination by the Company of Executive’s employment due to expiration of the Term as provided in Section 6(f), and shall be the sole and exclusive remedy therefor.

(e) Following a Change in Control. If, during the Term but within twelve (12) months following the consummation of a Change in Control, Executive’s employment is terminated by the Company or the Company’s successor other than for Cause, Death or Disability; or Executive terminates employment for Good Reason; or if the Company or the Company’s successor terminates Executive’s employment due to expiration of the Term as provided in Section 6(f), then (1) Executive shall be paid the Termination Benefits, payable in such time and manner as provided in Section 7(d), (2) any unvested equity incentive awards granted pursuant to Section 4(d) that vest solely based on the passage of time shall immediately vest, and (3) a pro-rated portion of any performance-based equity incentive awards granted pursuant to Section 4(d) shall remain outstanding and eligible to vest based on actual performance through the last day of the performance period, based on the number of days during the performance period that Executive was employed. In addition, the Company shall provide to Executive the severance benefits described below. All severance payments payable as provided in Section 7(e)(1) shall be paid as described in Section 7(f).

(1) Severance Payment. In lieu of any further compensation payments to Executive for periods subsequent to the Date of Termination, the Company shall pay to Executive an amount equal to 3.0 times the sum of (A) the Base Compensation as of the Date of Termination and (B) the Average Bonus Amount.

(2) Benefits.

(A) During a period of eighteen (18) months following Executive’s Date of Termination (the “Change in Control Separation Period”), Executive may elect continued health coverage under the Company’s health plan in which Executive participated at the Date of Termination, as in effect from time to time, provided that Executive shall be responsible for paying the full monthly cost of such coverage, which shall be equal to the COBRA Premium in effect from time to time.

(B) The Company shall pay Executive an amount equal to the COBRA Premium cost of continued health coverage under the Company’s health plan for the Separation Period, less the premium charge that is paid by the Company employees for such coverage, as in effect on Executive’s Date of Termination. The cash payments under this subsection (B) shall be paid to Executive on the first day of the month immediately following the month in which Executive timely remits premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the end of the Change in Control Separation Period; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

(f) Severance Payment Provisions.

(1) All severance amounts payable upon Executive’s termination of employment as described in Sections 7(d)(1) and 7(e)(1) shall be payable, respectively, in 12 (18 in the event that Executive terminates employment for Good Reason during the Term under Section 7(d)(1)) or 36 equal monthly installment payments payable in accordance with the Company’s normal payroll practices, which shall commence within sixty (60) days following the Date of Termination, subject to Executive’s delivery to the Company of an effective release of all claims against the Company and its affiliates in the standard form provided by the Company for employee terminations (“Release”) and Executive’s compliance with Sections 8, 9 and 10 below, and provided the Release has become final and irrevocable by that time. The first installment payment shall include all severance payments that would have otherwise been paid to Executive during the period beginning on the Date of Termination and ending on the first payment date if no delay had been imposed as a result of the execution of the Release. In the event that the period of time during which Executive may sign the Release begins in one calendar year and ends in another calendar year, payment shall not be made until the beginning of the second calendar year.

(2) Notwithstanding the foregoing, all payments that are subject to the section 409A six-month delay shall be postponed as described in Section 14 below.

8. Confidential Information. Except as otherwise set forth in Section 13(a), Executive shall not, directly or indirectly, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, transfer or otherwise reveal in any way, any Confidential Information to any person, natural or legal, except as required in the course of performing Executive’s duties under this Agreement or as authorized in writing by the Company. Executive’s obligations under this Agreement are in addition to, and not in lieu of, any other obligations Executive has to protect Confidential Information (including obligations arising under applicable law), and such obligations will continue for so long as the information in question continues to constitute Confidential Information, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8. As used herein, “Confidential Information” means all information of the Company in any form that relates to the past, present and future business affairs of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which has value to the Company or, if owned by someone else, has value to that third party, and is not generally known to the Company’s competitors. Confidential Information includes, but is not limited to, (a) methods of operation, (b) price lists, (c) financial information and projections, (d) personnel data, (e) past, present or future business plans, (f) the composition, description, schematic or design of products or equipment of the Company or any third party, (g) advertising or marketing plans, (h) information regarding the Company’s independent contractors or employees, (i) information regarding customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of the Company, (j) information regarding any third party, and (k) all writings, works of authorship, technology, designs, specifications, schematics, tests, test results, manufacturing techniques, manufacturing documentation, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relating in any way to the business or demonstrably contemplated business, research or development of the Company and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof. Confidential Information also includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, information that has been entrusted to the Company by a third party under an obligation of confidentiality, and other such confidential or proprietary information, whether such information is developed in whole or in part by Executive, by others in the Company or obtained by the Company from third parties, and irrespective of whether such information has been identified by the Company as secret or confidential.

9. Covenant Not to Solicit. Executive shall not, during the Term and for a period ending on the date one (1) year from Executive’s termination of employment, directly or indirectly through another person or entity (a) induce or attempt to induce any officer or employee of the Company or its affiliates to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company and any of its affiliates and any officer or employee thereof, (b) hire any person who was an officer or employee of the Company or any of its affiliates within 180 days after such person ceased to be an officer or employee of the Company or any of its affiliates or (c) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate for purposes of selling or providing any products or services competitive with those sold or provided by the Company or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and the Company or any of its affiliates. For purposes of this Agreement, products and services shall be considered competitive with those sold or provided by the Company or any of its affiliates if such products or services are of the type conducted, authorized, offered or provided by the Company or such affiliate within one (1) year prior to the Date of Termination.

10. Covenant not to Compete. Executive shall not, during the Term and for a period ending on the date eighteen (18) months from Executive’s termination of employment,1 directly or indirectly, whether through Executive or through another person or entity, engage in the Prohibited Activities in the Territory for or on behalf of Executive or any other business entity that is a Competitive Business; provided, that this covenant shall not prohibit Executive’s passive ownership of up to 1% of the equity securities of any Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Company may rely on appropriate documentation and evidence outside the provisions of this Agreement.

[1]

For the avoidance of doubt, Executive’s post-employment non-solicit and non-compete obligations under Sections 9 and 10 of this Agreement begin after the period of Executive’s employment by the Company or a Third Party Beneficiary pursuant to the terms of this Agreement or through assignment of this Agreement.

(a) For purposes of this Agreement, “Prohibited Activities” means owning, managing, operating, controlling, being employed by, serving as an officer or director of, consulting or assisting with, or participating in the ownership, management, operation or control of, any business that engages in activities that are the same as or similar to any aspect of a Competitive Business (as defined below) as conducted by Executive for or on behalf of the Company within the two (2) years preceding the date of Executive’s termination of employment (or in the preceding two (2) years if Executive is still employed by the Company).

(b) For purposes of this Agreement, “Competitive Business” means (i) providing advisory services, including managing, operating, directing and supervising the operations and administration of any business that is principally engaged in the ownership and/or management of multifamily real estate properties, including coordinating the leasing of and managing construction activities related to such properties and investments, (ii) any similar activities conducted, authorized, offered or provided by the Company within one (1) year preceding the date of Executive’s termination of employment (or in the preceding one (1) year if Executive is still employed by the Company), or proposed to be conducted as of the date of Executive’s termination of employment, and (iii) any other business being conducted, authorized, offered or provided by the Company during the Term or proposed to be conducted as of the date of Executive’s termination of employment.

(c) For purposes of this Agreement, “Territory” means the geographic area where, within the one (1) year preceding the date of Executive’s termination of employment (or in the preceding one (1) year if Executive is still employed by the Company), Executive worked, represented the Company, had responsibilities on behalf of the Company or had contact with the Company’s customers, clients, investors, actively sought prospective customers, clients, investors, and other material business relations of the Company. It is understood that the Territory currently includes the following geographic areas: the United States of America. The parties acknowledge that the Territory may expand to include additional geographic areas not listed in the immediately preceding sentence to the extent that Executive’s work location or duties and responsibilities change over time. Such additional geographic areas will be automatically deemed to be part of the Territory.

11. Remedies in Case of Breach of Certain Covenants.

(a) The Company and Executive agree that the damages that may result to the Company from misappropriation of confidential information or solicitation or competition as prohibited by Sections 8, 9 and 10 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Executive of the provisions of such Sections, in addition to giving rise to monetary damages, will entitle the Company to obtain specific performance and injunctive relief, without posting bond or other security unless required by a court of competent jurisdiction, to enforce such Sections.

(b) Each of the covenants set forth in Sections 8, 9 and 10 of this Agreement shall be construed as an agreement independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Sections 8, 9 and 10 of this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in Sections 8, 9 and 10 of this Agreement by reason of any breach of (iii) any other part of this Agreement, or (iv) any other agreement with Executive.

12. Assignment.

(a) This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Company may assign this Agreement to any company in which the Company has an interest.

(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both Resource NewCo LLC and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

13. Miscellaneous.

(a) Protected Rights; Defend Trade Secrets Act.

(1) Nothing in this Agreement shall limit Executive’s ability to (A) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”), (B) communicate with any Government Agencies, or (C) otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company; provided, however, that in making any such disclosures or communications, Executive shall take all reasonable precautions to prevent any unauthorized use or disclosure of any Confidential Information to parties other than the relevant Government Agencies.

(2) Executive is hereby notified that under the Defend Trade Secrets Act of 2016: (A) no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that is: (x) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (y) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (B) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(b) Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision. Further, if any part on any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the extent, duration or geographical scope thereof, or otherwise, then the parties agree that the court making such determination may reduce such extent, duration or geographical scope, or other provisions thereof, and in its reduced form such part or provision shall then be enforceable in the manner contemplated hereby.

(c) Modification of Agreement. This Agreement may not be modified in whole or in part by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

(d) Survival. Any obligations under this Agreement which by their terms extend beyond or survive the termination of the Term (whether or not specifically provided) shall not be affected or diminished in any way by the termination of the Term and shall survive the expiration or termination of this Agreement for any reason and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

(e) Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement. The waiver by one party hereto of any breach of this Agreement by another of the parties hereto shall not act as a waiver of any other breach.

(f) Entire Agreement. This Agreement, along with the Acknowledgement and Agreement of Termination and the Restrictive Covenants Agreement, constitutes the entire and only agreement between the parties concerning the subject matter of this Agreement, the Acknowledgement and Agreement of Termination and the Restrictive Covenants Agreement. The terms set forth in this Agreement, the Acknowledgement and Agreement of Termination and the Restrictive Covenants Agreement supersede any prior communications, agreements or understandings, whether oral or written, between the parties concerning the subject matters set forth in this Agreement, the Acknowledgement and Agreement of Termination and the Restrictive Covenants Agreement.

(g) Third Party Beneficiaries. The parties acknowledge and agree that Resource Real Estate Opportunity OP, LP, a Delaware limited partnership, REIT I, REIT II, and REIT III, and each of their Affiliates and Successors (excluding, for clarity, any Contributor Party or any Contributor Party’s affiliates) is an intended third party beneficiary of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

(h) Construction. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointed by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. As used in this Agreement, “or” is used in the inclusive sense of “and/or”; “including” means “including without limitation”; and, where the context so permits, terms used in the singular shall be deemed to include the plural, and vice versa.

(i) Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Pennsylvania, irrespective of its choice-of-law rules. Any and all claims arising out of or relating to this Agreement, Executive’s employment with the Company, or Executive’s cessation of employment with the Company shall be brought exclusively in the state or federal courts with jurisdiction over Philadelphia County, Pennsylvania. Executive consents to the personal jurisdiction of such courts, and hereby waives (1) any objection to jurisdiction or venue, or (2) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

(j) Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to the Company:

Resource NewCo LLC

1845 Walnut Street

Philadelphia, PA 19103

Attn: General Counsel

If to Executive:

Thomas C. Elliott

Last address on file with the Company

(k) Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile or scanned signature counterparts, each of such duplicate original or counterpart or facsimile or scanned signature counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

14. Section 280G

(a) 280G Payments. If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of section 280G of the Code and would, but for this Section 14, be subject to the excise tax imposed under section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (1) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (2) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (1) above is less than the amount under (2) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. For purposes of this Section 14, “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 14 shall be made in a manner determined by the Company that is consistent with the requirements of section 409A.

(b) 280G Calculations. All calculations and determinations under this Section 14 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 14, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of section 280G and section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 14. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

15. Section 409A.

(a) Payment Delay. Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” of a publicly traded corporation under section 409A of the Code and if payment of any amount under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amount shall be delayed as required by section 409A of the Code, and the accumulated postponed amount, with interest (if applicable), shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code, with interest (if applicable), shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death. A “specified employee” shall mean an employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Board. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

(b) Section 409A Compliance. This Agreement is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (1) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (3) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (4) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date that includes the Effective Time.

COMPANY:

RESOURCE NEWCO LLC

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

EXECUTIVE:

/s/ Thomas C. Elliott
Thomas C. Elliott